│ PRESS RELEASE │

FOR IMMEDIATE RELEASE:	November 28, 2008
CONTACT:	Stillwater:	John R. Stark	406-373-8700
	USW:	Steven Gentry	406-656-1439

Stillwater Mining Company and United Steel Workers Union Reach Agreement on Restructuring Plan at East Boulder Mine

Billings, Montana – Stillwater Mining Company (NYSE: SWC), United Steel Workers (USW) and its Local 11-0001, East Boulder Unit announced today that they have reached a agreement on changes to the current Collective Bargaining Agreement that are impacted by the  Company's restructuring plan.

Eligible union members overwhelmingly voted in favor of the tentative agreement on Wednesday, November 26, 2008. Approximately 204 hourly employees will be called back to work at the East Boulder Mine. In addition approximately 45 miners will be offered employment at the Stillwater Mine.

The Company will commence recalling employees to work as early as Saturday, November 29, 2008. It is expected that the East Boulder mine will resume production activities during the week of December 1, 2008.

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Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation.  The Company’s shares are traded on the New York Stock Exchange under the symbol SWC.  Information on Stillwater Mining Company can be found at its Website:  www.stillwatermining.com